NEWS

Contact:	Media: Becky Sanch 1.313.594.4410 bsanch@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Rob Moeller 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

FOR IMMEDIATE RELEASE

FORD REPORTS THIRD QUARTER 2007 RESULTS –
CONTINUES TO MAKE SIGNIFICANT PROGRESS ON ITS PLAN*

•     Third quarter and year-to-date 2007 results ahead of plan.

•     Significant continued improvement in core Automotive operations.

•     Cash balance above year-end 2006 levels, despite restructuring.

•     New vehicle quality continuing to improve.

•     New products continuing to perform well.

DEARBORN, Mich., Nov. 8, 2007 – Ford Motor Company [NYSE: F] today reported a net loss of 19 cents per share, or $380 million, for the third quarter of 2007.  This compares with a net loss of $2.79 per share, or $5.2 billion, in the third quarter of 2006.

Ford’s third-quarter revenue was $41.1 billion, up from $37.1 billion a year ago.  The increase primarily reflected higher net pricing, changes in currency exchange rates, and improved product mix.

Ford’s third-quarter loss from continuing operations, excluding special items, was 1 cent per share, or $24 million, compared with a loss of 45 cents per share, or $850 million, in the same period a year ago.**

Special items reduced pre-tax results by $350 million in the third quarter.  These were more than explained by costs associated with our previously announced Trust Preferred Securities exchange offer, and charges associated with Ford Europe and PAG personnel reductions and other restructuring actions.  Favorable cost adjustments associated with Ford North America personnel reduction programs were a partial offset.

* The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2007.
** Earnings per share from continuing operations, excluding special items, is calculated on a basis that includes pre-tax profit and provision for taxes and minority interest.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and a reconciliation to U.S. Generally Accepted Accounting Principles ("GAAP").

Total Company – 2007 Third Quarter Financial Results

	Third Quarter
	2007	O/(U) 2006

Wholesales (000)	1,487	20
Revenue (Bils.)	$41.1	$4.0

Continuing Operations (Excluding Special Items)*
Automotive	$(362)	$1,494
Financial Services	556	(194)
Pre-Tax Profits (Mils.)	$194	$1,300

After-Tax Profits (Mils.)	(24)	826
Earnings Per Share **	(0.01)	0.44

Special Items Pre-Tax (Mils.)	$(350)	$4,908

Net Income
After-Tax Profits (Mils.)	$(380)	$4,868
Earnings Per Share**	(0.19)	2.60

Automotive Gross Cash (Bils.)***	$35.6	$12.0

* See tables following “Safe Harbor/Risk Factors” for reconciliations to GAAP.
** Earnings per share is calculated on a basis that includes pre-tax profit and provision for taxes and minority interest.  See tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliations to GAAP.
*** See third table following “Safe Harbor/Risk Factors” for a reconciliation of Automotive gross cash to GAAP.

Automotive gross cash, which includes cash and cash equivalents, net marketable securities, loaned securities and short-term VEBA assets, was $35.6 billion at Sept. 30, 2007, an increase of $1.7 billion from year-end 2006.

The company continues to explore in greater detail the potential sale of Jaguar and Land Rover with interested parties and anticipates these discussions will culminate in an agreement no later than early next year.

In addition, the company has been conducting a strategic review of Volvo, and has developed a plan.  The first priority of the plan is to improve financial performance at Volvo.  The plan also includes: enhancing Volvo’s position as a global producer of premium vehicles; establishing appropriate business arrangements between Volvo and Ford-brand operations to allow Volvo to operate on a more stand-alone basis in the absence of the PAG structure; and, continuing to achieve synergies between Ford-brand operations and Volvo in areas such as product development and purchasing.  The company plans to disclose Volvo’s financial performance beginning with 2008 results.

“Our third quarter performance is very encouraging,” said Ford President and Chief Executive Officer Alan Mulally.  “We can see our plan taking hold with significant improvement continuing in our core Automotive operations.  We remain committed to executing the four priorities of our plan – restructuring the business to operate profitably, accelerating the development of new products that our customers want and value, funding our plan and improving our balance sheet, and working even more effectively together as one Ford team, leveraging our global assets.”

Highlights for 2007 thus far include:

•
Tentative agreement reached with the United Auto Workers (UAW) on a new four-year national labor contract, subject to ratification by UAW members, which significantly improves our competitiveness going forward.

•	Strong performance in the 2007 Third Quarter U.S. Global Quality Research System (GQRS) study.
•
Ford Taurus, Taurus X and Mercury Sable earned Top Safety Pick ratings from the Insurance Institute for Highway Safety (IIHS) for achieving the highest possible ratings in frontal, side and rear crash test performance.

•
The Ford Mustang convertible became the first sports car and first convertible in history to earn the highest possible safety ratings from the National Highway Traffic and Safety Administration (NHTSA).  The Mustang convertible earned five star ratings in all crash test and rollover categories.

•
Ford SYNC – the company’s fully integrated, voice-activated in-car communications and entertainment system developed in association with Microsoft – won one of 10 Popular Mechanics’ “Breakthrough Awards” which recognize products that set new benchmarks in design, creativity and engineering.

•	Ford South America unit sales up 19 percent year to date.
•	Ford Europe records sixth consecutive quarter of year-over-year profit improvement, and Ford Europe unit sales rose more than 5 percent in first nine months of 2007.
•
Ford Mondeo joins three other models – Ford Focus, Galaxy and S-MAX – with a five star performance on the Euro NCAP top 10 list, reinforcing Ford Europe’s position as the manufacturer with the highest number of vehicles in the top 10 for adult occupant protection.

•	Best-ever quarter for Land Rover unit sales.
•	Ford China unit sales up 27 percent in the first nine months of 2007.
•	Launched operations at new assembly plant in Nanjing, China. The new plant will produce the latest small-car models from both Ford and Mazda.
•	Achieved $1.8 billion in cost savings in first nine months of 2007, including $600 million in the third quarter (at constant volume, mix and exchange; excluding special items).
•	Continued to align capacity to match demand and improve our productivity in North America, reducing personnel by 6,800 in the third quarter.

The following discussion of the results of our Automotive sector and Automotive segments/business units is on a basis that excludes special items.  See table following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliations to GAAP.

AUTOMOTIVE SECTOR
On a pre-tax basis, worldwide Automotive sector losses in the third quarter were $362 million.  This compares with a pre-tax loss of $1.9 billion during the same period a year ago.  The improvements were more than explained by higher net pricing, lower costs, and improved volume and mix, partially offset by higher interest expense, and unfavorable changes in currency exchange rates.

Vehicle wholesales in the third quarter were 1,487,000, up from 1,467,000 a year ago.  Worldwide Automotive revenue for the third quarter was $36.3 billion, up from $32.5 billion in the same period last year.  The increase primarily reflected higher net pricing, changes in currency exchange rates, and improved product mix.

Ford North America:  In the third quarter, Ford North America reported a pre-tax loss of $1.0 billion, compared with a pre-tax loss of $2.1 billion a year ago.  The improvement primarily reflected higher net pricing and improved product mix, partially offset by unfavorable changes in currency exchange rates.  Revenue was $16.5 billion, up from $15.4 billion for the same period a year ago.

Ford South America:  Ford South America reported a third-quarter pre-tax profit of $386 million, compared with a pre-tax profit of $201 million a year ago.  The improvement was primarily explained by higher net pricing and higher volume.  Third quarter revenue improved to $2.1 billion from $1.5 billion in 2006.

Ford Europe:  Ford Europe’s third-quarter pre-tax profit was $293 million, compared with a pre-tax loss of $13 million during the same period in 2006.  The improvement was more than explained by lower costs and higher net pricing, partially offset by lower volume and less favorable mix.  During the third quarter of 2007, Ford Europe’s revenue was $8.3 billion, compared with $7.3 billion during the third quarter of 2006.

Premier Automotive Group (PAG):  PAG reported a pre-tax loss of $97 million for the third quarter, compared with a pre-tax loss of $508 million for the same period in 2006.  The third-quarter 2007 result reflected a loss at Volvo, partially offset by a small profit at the combined Jaguar and Land Rover operation. The year-over-year improvement was primarily explained by cost reductions across all brands, including the non-recurrence of adverse 2006 adjustments to warranty reserves.  Higher volumes and higher net pricing were partially offset by the effect of the continued weakening of the U.S. dollar against key European currencies.  Third-quarter 2007 revenue was $7.4 billion, compared with $6.5 billion a year ago.

Ford Asia Pacific and Africa:  For the third quarter, Ford Asia Pacific and Africa reported a pre-tax profit of $30 million, compared with a pre-tax loss of $56 million a year ago.  The improvement primarily reflected cost reductions and higher net pricing, partially offset by adverse product mix, mainly in Australia.  Revenue was $1.8 billion for the third quarter of 2007, compared with $1.6 billion in 2006.

Mazda: For the third quarter, Ford earned $18 million from its investment in Mazda and associated operations, compared with $40 million during the same period a year ago.

Other Automotive: Third-quarter results included a pre-tax profit of $29 million, compared with a profit of $553 million a year ago.  The year-over-year deterioration primarily reflected the non-recurrence of last year’s tax-related interest.

FINANCIAL SERVICES SECTOR
For the third quarter, the Financial Services sector earned a pre-tax profit of $556 million, compared with a pre-tax profit of $750 million a year ago.

Ford Motor Credit Company:  On a pre-tax basis from continuing operations, Ford Motor Credit Company earned $546 million in the third quarter compared with $730 million in the previous year.  The decrease in earnings was more than explained by the non-recurrence of prior-year credit loss reserve reductions, higher depreciation expense for leased vehicles and higher borrowing costs.

OUTLOOK
The company is ahead of its 2007 plan both on a pre-tax and net income basis, and anticipates substantial year-over-year improvement in fourth quarter results.  Fourth quarter Automotive and Company pre-tax results are expected to be a loss, more than explained by North America.  Full-year pre-tax results excluding special items are expected to be in the range of a small loss to breakeven, which would be a significant improvement from a year ago.

Excluding gains or losses from future divestitures, special items for full-year 2007 are expected to be a charge in the range of $1 billion to $2 billion, including a one-time, non-cash charge estimated to be approximately $1.4 billion relating to a proposed change in business practice for offering and announcing retail variable marketing incentives to our dealers.

Ford Motor Credit expects to earn $1.3 billion to $1.4 billion this year on a pre-tax basis, excluding the impact of gains and losses related to market valuation adjustments from derivatives, consistent with the previous estimate.

Looking ahead, the company’s progress in 2007 reflects it is on track to meet its goal of being profitable in North America and Total Automotive in 2009.  The company also is on track to meet its North American cost reduction target of $5 billion by 2008 as compared with 2005.  Progress is being made on achieving U.S. market share goals, and the company is ahead of its $17 billion cash outflow target for the 2007 to 2009 period.

“Our third-quarter and year-to-date performance indicate that our plan is working,” said Mulally.  “Our full-year pre-tax outlook excluding special items is to be substantially better than 2006.  We remain committed to improving our business and delivering our plan.”

THIRD-QUARTER CONFERENCE CALL DETAILS
Ford Motor Company [NYSE:F] will release third quarter 2007 financial results at 7 a.m. EST, Thursday, Nov. 8. The following briefings will be held after the announcement:

At 9 a.m. EST, Alan Mulally, president and chief executive officer, and Don Leclair, executive vice president and chief financial officer, will host a conference call for news media and the investment community to discuss third quarter results.

Following the earnings call, at 11 a.m. EST, Ford Senior Vice President and Controller Peter Daniel, Ford Vice President and Treasurer Neil Schloss and Ford Motor Credit Company Vice Chairman and Chief Financial Officer K.R. Kent will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com.  Representatives of the news media and the investment community participating by teleconference will have the opportunity to ask questions following the presentations.

Access Information– Thursday, Nov. 8
Toll Free: 800-798-2884
International: 617-614-6207

Earnings: 9:00 a.m. EST
Earnings Passcode: “Ford Earnings”

Fixed Income: 11:00 a.m. EST
Fixed Income Passcode: “Ford Fixed Income”

Replays– Available through Thursday, Nov. 15
www.shareholder.ford.com
Toll Free: 888-286-8010
International: 617-801-6888

Passcodes:
Earnings: 29481628
Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 250,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.fordvehicles.com.

- # # # -

Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Continued decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	An increase in or acceleration of market shift away from sales of trucks, sport utility vehicles, or other more profitable vehicles, particularly in the United States;
•	A significant decline in industry sales, particularly in the United States or Europe, resulting from slowing economic growth, geo-political events or other factors;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Continued or increased high prices for or reduced availability of fuel;
•	Currency or commodity price fluctuations;
•	Adverse effects from the bankruptcy or insolvency of, change in ownership or control of, or alliances entered into by a major competitor;
•	Economic distress of suppliers that has in the past and may in the future require us to provide financial support or take other measures to ensure supplies of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Single-source supply of components or materials;
•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates, investment returns, and health care cost trends);
•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions (e.g., CO2), fuel economy, or other (e.g., pension funding) regulation resulting in higher costs, cash expenditures, and/or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials where we have entered into long-term supply arrangements that commit us to purchase minimum or fixed quantities of certain parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•	Substantial negative Automotive operating-related cash flows for the near- to medium-term affecting our ability to meet our obligations, invest in our business or refinance our debt;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including additional secured debt);

•
Inability of Ford Credit to access debt or securitization markets around the world at competitive rates or in sufficient amounts due to additional credit rating downgrades, market volatility, market disruption or otherwise;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Changes in interest rates;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles; and
•	New or increased credit, consumer or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise.  For additional discussion of these risks, see "Item 1A. Risk Factors" in our 2006 Form 10-K Report.

TOTAL COMPANY INCOME/(LOSS) FROM CONTINUING OPERATIONS COMPARED WITH NET INCOME/(LOSS)

	Third Quarter
	2007	2006

Revenue (Bils.)	$41.1	$37.1

Income (Mils.)
Pre-Tax Income/(Loss) from Continuing Operations (Excluding Special Items)	$194	$(1,106)
Special Items*	(350)	(5,258)
Pre-Tax Income/(Loss) from Continuing Operations	$(156)	$(6,364)

Minority Interest in Net Income of Subsidiaries	62	48
Provision for/(Benefit from) Income Taxes	162	(1,160)
Net Income/(Loss) from Continuing Operations	$(380)	$(5,252)
Income/(Loss) from Discontinued Operations	-	4
Net Income/(Loss)	$(380)	$(5,248)

*	Special items detailed in following table.

TOTAL COMPANY SPECIAL ITEMS

	Third Quarter
	2007	2006
	(Mils.)	(Mils.)

Ford North America Separation Programs	$110	$(1,030)
Related OPEB Curtailment	213	-
Related Pension Curtailment	-	(437)
Gain on Sale of an Automotive Components Holdings Operation	5	-
Fixed Asset Impairment Charges	-	(2,200)
Subtotal Ford North America	$328	$(3,667)
Ford South America Legal Settlement relating to Social Welfare Tax Liability	-	99
PAG Sale of Aston Martin	(1)	-
PAG Net Gains on Certain Undesignated Hedges	37	-
PAG Fixed Asset Impairment Charges	-	(1,600)
PAG Personnel-Reduction Programs/Other	(32)	(69)
Ford Europe Personnel-Reduction Programs/Other	(39)	(21)
Ford Asia Pacific and Africa Personnel-Reduction Programs/Other	(1)	-
Ford Asia Pacific and Africa Joint Venture Equity Impairment	(10)	-
Loss on Conversion of Trust Preferred Securities	(632)	-
Total Pre-Tax Special Items	$(350)	$(5,258)

Memo: Impact on Earnings Per Share*	$(0.18)	$(2.34)

*
Earnings per share for special items is calculated on a basis that includes the pre-tax amount and a provision for taxes; additional information regarding the method of calculating earnings per share is available in the materials supporting the Nov. 8, 2007, conference calls at www.shareholder.ford.com.

AUTOMOTIVE GROSS CASH RECONCILIATION TO GAAP

	Dec. 31, 2006	Sept. 30, 2007	Sept. 30, 2007 B/(W) Dec. 31, 2006	Memo: Sept. 30, 2006
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Cash and Cash Equivalents	$16.0	$18.9	$2.9	$13.5
Marketable Securities	11.3	7.2	(4.1)	7.8
Loaned Securities	5.3	7.8	2.5	0.6
Total Cash/Market. and Loaned Securities	$32.6	$33.9	$1.3	$21.9
Securities-In-Transit	(0.5)	(0.4)	0.1	-
Short-Term VEBA Assets	1.8	2.1	0.3	1.7
Gross Cash	$33.9	$35.6	$1.7	$23.6